UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2005

ALEXANDRIA REAL ESTATE EQUITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-12993	95-4502084
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

385 East Colorado Boulevard, Suite 299
Pasadena, California   91101
(Address of principal executive offices including zip code)

(626) 578-0777
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On November 16, 2005, Alexandria Real Estate Equities, Inc. (the "Company") entered into an amendment to its amended and restated credit agreement dated December 22, 2004 pursuant to which Bank of America Securities LLC and Citigroup Global Markets Inc. serve as Joint Lead Arrangers, Bank of America, N.A. serves as Administrative Agent, Citicorp North America, Inc. and Commerzbank AG serve as Syndication Agents and Societe Generale and Eurohypo AG serve as Documentation Agents.

The maximum permitted borrowings under the credit facilities have been increased from $750 million to $1 billion consisting of a $500 million unsecured revolving credit facility and a $500 million unsecured term loan. The Company may in the future elect to increase commitments under the unsecured credit facilities by up to an additional $200 million.

The unsecured revolving credit facility has a maturity date of December 2007, which may be extended, at the Company's sole option, for an additional one-year period. The unsecured term loan has a maturity date of December 2009. Under the amended credit facilities, the Company will receive borrowing base credit for qualifying land.

The unsecured revolving and term credit facilities contain financial covenants including, among other things, maintenance of minimum net worth, a maximum indebtedness ratio, and a fixed charge coverage ratio. In addition, the terms of the credit facilities restrict, among other things, certain investments, indebtedness, distributions and mergers. Aggregate borrowings under the credit facilities may be limited to an amount based on the net operating income derived from a pool of unencumbered properties plus cost or appraised value on qualifying land. These credit facilities contain customary events of default. Upon the occurrence of an event of default that remains uncured, the outstanding borrowings under these credit facilities may be accelerated and become due and payable immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
November 21, 2005	By: /s/ DEAN A. SHIGENAGA
Dean A. Shigenaga
Chief Financial Officer